SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2008

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32179	02-0478229
(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 683-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Sublease Agreement

On December 9, 2008, EXACT Sciences Corporation (the “Company”) entered into a sublease agreement (the “Sublease Agreement”) with QTEROS, Inc. (the “Subtenant”) to sublease to the Subtenant approximately 25,537 square feet at the Company’s headquarters at 100 Campus Drive, Marlborough, Massachusetts (the “Subleased Premises”).  The term of the Sublease Agreement is 20 months, which is the entire remaining duration of the Company’s existing lease, and commenced on December 9, 2008 with a base rent of $625,656.50 per year.  Per the terms of the Sublease Agreement, the Subtenant will be required to pay its pro rata portion of any increases in building operating expenses and real estate taxes.  The Sublease Agreement allows the Company and its employees to continue to occupy approximately 2,000 square feet in the Subleased Premises (the “Company Space”).  The Company believes that the Company Space is adequate for its current requirements.

The foregoing description of the Sublease Agreement does not purport to be a complete summary and is qualified in its entirety by reference to the full text which is attached hereto as Exhibit 10.1.

JHU License Agreement

On December 9, 2008, the Company entered into a Seventh Amendment (the “Amendment”) to that certain license agreement between the Company and The Johns Hopkins University (“JHU”) dated March 25, 2003, as amended (the “Agreement”).  The Amendment revised the definition of SECOND BEAMING EXCLUSIVE FIELD to include additional technology pursuant to which the Company maintains an option for an exclusive field and extended the expiration date of the option.  The Amendment also increased the minimum license fee and modified the minimum annual fee under the Agreement.

Item 2.05               Costs Associated With Exit or Disposal Activities.

In connection with the sublease of the Subleased Premises, the Company will be relocating the storage of its stool sample library to an offsite storage facility.  The cost of this storage is approximately $150,000 per year.  The total restructuring charges are expected to consist of the following: (i) approximately $100,000 to $200,000 of charges expected to be paid in cash over the life of the Sublease Agreement related to the difference between the Company’s committed lease payments and the estimated sublease rental income under the Sublease Agreement; (ii) approximately $100,000 of charges expected to be paid in cash related to one-time broker commission fees and other one-time administrative costs in connection with the Sublease Agreement; (iii) approximately $100,000 of cash charges related to the decommissioning of the Company’s lab space in preparation for the transfer of the Subleased Premises to the Subtenant; and (iv) as a partial offset to the charges outlined above, the Company expects to record approximately $200,000 of gains representing expected cash receipts from sales fixed assets, comprised primarily of fully depreciated lab equipment abandoned by the Company in connection with the Sublease Agreement.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2008, based on the recommendation of its Compensation Committee, the Board of Directors (the “Board”) of the Company amended and restated its compensation policy for its non-employee directors (the “Non-Employee Director Compensation Policy”).  Under the Non-Employee Director Compensation Policy, each non-employee director will receive a one-time award of restricted stock of the Company (“Restricted Stock”) upon his or her initial election to the Board, an annual award of Restricted Stock on the date of the first meeting of the Board following each annual meeting of the Company’s stockholders and an annual retainer which will be paid in Restricted Stock on January 1 of each year.  The Restricted Stock will generally vest one year from the date of grant and will accelerate upon a change of control.

Pursuant to the Non-Employee Director Compensation Policy, in connection with the election of Michael Singer to the Board, Mr. Singer received an award of 130,000 shares of Restricted Stock on December 12, 2008 in lieu of both an initial election award of Restricted Stock and an annual retainer of Restricted Stock for fiscal 2009.

The foregoing description of the Non-Employee Director Compensation Policy does not purport to be a complete summary and is qualified in its entirety by reference to the full text which is attached hereto as Exhibit 10.2.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits:

10.1         Sublease Agreement.

10.2         Non-Employee Director Compensation Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT Sciences Corporation

December 15, 2008	By:	/s/ Charles R. Carelli, Jr.
Charles R. Carelli, Jr.
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Sublease Agreement.

10.2	Non-Employee Director Compensation Policy.